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Member FDIC
BEVERLY NATIONAL BANK
-- EARNING YOUR TRUST SINCE 1802 --
240 Cabot Street, Beverly, Massachusetts 01915-4588
(978) 922-2100



Shatswell, MacLeod & Company, P.C.
83 Pine Street
West Peabody, MA 01960-3635

Gentlemen:

In connection with your examination of our assertion that Beverly National Bank complied with the minimum servicing standards in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP) as of and for the year ended December 31, 1998, we recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to express an opinion on management's assertion about compliance with the minimum servicing standards. Accordingly, we make the following representations, which are true to the best of our knowledge and belief in all material respects:

1. We are responsible for complying with the minimum servicing standards in the USAP.

2. We are responsible for establishing and maintaining an effective internal control over compliance with the minimum servicing standards.

3. We have performed an evaluation of Beverly National Bank's compliance with the minimum servicing standards.

4. As of and for the year ended December 31, 1998, Beverly National Bank has complied with the minimum servicing standards. Noncompliance exceptions are as follows:



5. We have disclosed to you all known noncompliance with the minimum servicing standards.

6. We have made available to you all documentation related to compliance with the minimum servicing standards.

7. We have made no interpretations of the minimum servicing standards related to any compliance requirements that might have varying interpretations.

8. We have disclosed any communications from regulatory agencies, internal auditors, and other practitioners concerning possible noncompliance with the minimum servicing standards, including communications received between December 31, 1998 and January 11, 1999.

9. We have disclosed to you any known noncompliance occurring subsequent to December 31, 1998.


Peter E. Simonsen
Vice President & Chief Financial Officer

January 11, 1999

Cummings Center * North Beverly Shopping Plaza * South Hamilton * Topsfield